Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
HNI Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 18, 2024, appearing in the Annual Report on Form 11-K of the HNI Corporation Profit Sharing Retirement Plan for the year ended December 31, 2023.

/s/ FGMK, LLC

Bannockburn, Illinois
August 20, 2024